THE PREEMPTIVE RIGHTS DISCUSSED BELOW RELATE TO COMMON SHARES THAT ARE SECURITIES OF A BRAZILIAN ISSUER. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF BRAZIL THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN BRAZIL, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF BRAZIL. YOU MAY NOT BE ABLE TO SUE THE ISSUER OR ITS OFFICERS OR DIRECTORS IN A BRAZILIAN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL THE ISSUER AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

BANCO DO BRASIL S.A.

Banco do Brasil’s shareholders, in an Extraordinary Shareholders Meeting held on May 19, 2010, have approved:

1.           A primary public offering of shares issued by Banco do Brasil S.A. (the "Bank"), along with a secondary public offering of shares issued by the Bank  by certain selling shareholders (the "Offering");

2.           An increase in the capital stock of the Bank, within the limits of its authorized capital and the terms set forth in its Bylaws, in the amount of up to 286,000,000 new common shares, with no par value, to be sold in the Offering, and with a reduction in the period for exercising the related preemption rights to a three-day minimum;

3.           The sale of treasury shares that resulted from the acquisition of Banco do Estado de Santa Catarina S.A., Besc S.A. Crédito Imobiliário and Banco do Estado do Piauí S.A.;

4.           The granting of the power to the Board of Directors of the Bank to set the offering price for the shares related to the capital increase, in accordance with article 170, paragraph 2 of Lei das S.A., and in consideration of the bookbuilding procedures in connection with the Offering, in accordance with articles 170, paragraph 1 of Lei das S.A. and article 44 of CVM rule 400;

5.           The granting of power to the Board of Directors of the Bank to, once the shares to be issued for the capital increase are fully subscribed to and paid-in, ratify the capital increase;

6.           The granting of power to the Board of Officers of the Bank to take all required or appropriate measures to effect the Offering and the ratification of all measures already taken by them in that light.